===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                  DYNEGY INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                                                  [Dynegy Logo]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD FRIDAY, MAY 12, 2000

To The Shareholders:

   The 2000 Annual Meeting of Shareholders of Dynegy Inc., an Illinois corporation, will be held on Friday, May 12, 2000 at 10:00 a.m., local time, at the Doubletree Hotel at Allen Center, LaSalle Ballroom, 400 Dallas Street, Houston, Texas 77002, for the following purposes:

  1. To elect ten Class A common stock directors and three Class B common stock directors to serve until the 2001 annual meeting of Shareholders;

  2. To ratify the Board of Directors' appointment of Arthur Andersen LLP as Dynegy's independent auditors for the fiscal year ending December 31, 2000; and

  3. To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

   The close of business on March 29, 2000, has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any adjournment(s) or postponement(s) thereof.

   You are cordially invited to attend the annual meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POST-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                          By Order of the Board of Directors,

                                          /s/ Kenneth E. Randolph
                                          ------------------------------------
                                          Kenneth E. Randolph
                                          General Counsel and Secretary

March 31, 2000

                                  DYNEGY INC.
                          1000 Louisiana, Suite 5800
                             Houston, Texas 77002
                                (713) 507-6400

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

   The enclosed proxy is solicited by and on behalf of the Board of Directors of Dynegy for use at the annual meeting to be held on Friday, May 12, 2000 at 10:00 a.m., local time, at the Doubletree Hotel at Allen Center, LaSalle Ballroom, 400 Dallas Street, Houston, Texas 77002, or at any adjournment(s) or postponement(s) thereof. This Proxy Statement, the Notice of Annual Meeting, the proxy card, and Dynegy's Annual Report to Shareholders for the year ended December 31, 1999, including financial statements, will be first sent or given to Dynegy's shareholders on or about April 6, 2000. The Annual Report does not constitute a part of the proxy soliciting material.

   Dynegy and Illinova Corporation entered into an Agreement and Plan of Merger dated as of June 14, 1999 with certain other parties named therein, providing for the merger of Dynegy Holdings Inc., a Delaware corporation formerly know as Dynegy Inc., and Illinova with subsidiaries of Dynegy. The merger was consummated on February 1, 2000. Each share of Dynegy Holdings common stock outstanding prior to the merger for which a cash election was not made, was converted into .69 shares of Dynegy Class A common stock upon the closing of the merger. Each share of Illinova common stock was converted into one share of Dynegy Class A common stock. Instead of receiving shares of Class A common stock in the merger, affiliates of BG plc and NOVA Corporation received shares of Dynegy Series A preferred stock. Furthermore, in lieu of shares of Dynegy Class A common stock, Chevron USA Inc. received shares of Dynegy Class B common stock. Prior to the merger, BG, NOVA and Chevron were the largest shareholders of Dynegy Holdings.

Quorum and Vote Required

   The presence of the votes of a majority of the shares of Dynegy's Class A common stock, no par value per share, Class B common stock, no par value per share, and Dynegy's Series A preferred stock, no par value per share, counted together, represented in person or by proxy at the annual meeting and entitled to vote on a matter, will constitute a quorum for consideration of that matter at the meeting. Under Illinois law, abstentions are counted in determining the number of shares present at the meeting. Thus, shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters. Also, proxies relating to "street name" shares that are voted by brokers on only one or some of the proposals will only be treated as shares present for purposes of determining the presence of a quorum only on those matters voted upon. A "broker non-vote" occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Broker non-votes do not count toward the determination of a quorum.

   Election of Directors. In accordance with Dynegy's Articles of Incorporation, the holders of Class B common stock are entitled to elect three directors, and the holders of Class A common stock and Series A preferred stock, voting together as a single class, are entitled to elect the remaining ten directors. The affirmative vote of a majority of the votes of shares of Class A common stock and Series A preferred stock (as calculated for the Preferred Voting Right defined below) represented in person or by proxy is required to elect a director. Under Illinois law and Dynegy's Articles of Incorporation and Bylaws, abstentions would have the effect of votes against the election of directors but broker non-votes would have no effect on the election. Under Illinois law and Dynegy's Articles of Incorporation, holders of Class A common stock and Series A preferred stock (as calculated) are entitled to cumulate their votes in the election of the Class A directors.

   All holders of Class A common stock will be entitled to 10 votes (the number of Class A common stock directors to be elected) for each of their shares for candidates nominated to serve as directors. Holders of Series A preferred stock will be entitled to 10 votes (the number of Class A common stock directors to be elected) for each Preferred Voting Right (defined herein). Holders of Class A common stock and Series A preferred stock may cast their votes equally for all candidates or may cast all of their votes for any one candidate whose name has been placed in nomination prior to the voting, or distribute their votes among two or more candidates in such proportion as they desire.

   BG and NOVA are each holders of 3,345,888 shares of Series A preferred stock. When voting with holders of Class A common stock for the election of directors, the shares of Series A preferred stock are entitled to the number of votes equal to 1.22 times the number of whole shares of Class A common stock into which shares of Series A preferred stock could be converted on the record date for the determination of shareholders entitled to vote at the annual meeting. On March 29, 2000, the annual meeting record date, each of BG and NOVA could convert its shares of Series A preferred stock into 3,227,532 shares of Class A common stock. Accordingly, BG and NOVA are each entitled to 3,937,589 votes on the matters to be voted upon at the annual meeting (currently approximately 1.1768 votes per share of Series A preferred stock, a "Preferred Voting Right").

   Ratification of Auditors. A majority of the votes of the shares of the Class A common stock, Class B common stock and Series A preferred stock represented in person or by proxy is required to ratify the selection of auditors. Under Illinois law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

   Under Dynegy's Articles of Incorporation, the holders of Class A common stock, Series A preferred stock and Class B common stock are entitled to vote together as a single class on the ratification of auditors. The holders of Class A and Class B common stock are entitled to one vote for each share, while the holders of Series A preferred stock will be entitled to one vote for each Preferred Voting Right.

No Appraisal Rights

   Under applicable Illinois law, none of the holders of Class A common stock, Series A preferred stock or Class B common stock have appraisal rights in connection with any proposal to be acted upon at the annual meeting.

Record Date and Outstanding Shares

   The Board of Directors has fixed the close of business on March 29, 2000, as the record date for determining holders of outstanding shares of Class A common stock entitled to notice of and to vote at the annual meeting or any adjournment(s) or postponement(s) thereof. As of the record date, there were outstanding 99,889,378 shares of Class A common stock, and 40,521,250 shares of Class B common stock, respectively. As of the record date, there were outstanding 6,697,776 shares of Series A preferred stock, which are entitled to an aggregate of 7,875,178 votes on the matters to be voted upon at the annual meeting. Class A common stock, Series A preferred stock and Class B common stock are the only classes of outstanding securities of Dynegy entitled to notice of and to vote at the annual meeting.

Solicitation of Proxies

   The cost of soliciting proxies will be borne by Dynegy. Proxies may be solicited by mail, telecopy, telegraph or telex, or by directors, officers or regular employees of Dynegy, in person or by telephone. Dynegy has retained ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies for a fee of $8,500. Dynegy will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of common stock.

   Questions concerning the proposals to be acted upon at the annual meeting should be directed to Dynegy's Secretary at (713) 507-6400. Additional copies of this Proxy Statement or the proxy card may be obtained from Dynegy's Secretary at Dynegy's principal office. The mailing address of Dynegy's principal executive office is 1000 Louisiana, Suite 5800, Houston, Texas 77002.

Revocation of Proxies

   The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by (i) the execution and submission of a revised proxy, (ii) by written notice to the Secretary of Dynegy, or
(iii) by voting in person at the annual meeting. In the absence of such revocation, shares represented by proxies will be voted at the annual meeting.

Voting of Proxies

   The persons named as proxies on the proxy card accompanying this Proxy Statement were designated by the Board of Directors. Any proxy given pursuant to such solicitation and received prior to the annual meeting will be voted as specified in such proxy. Unless otherwise instructed or unless authority to vote is withheld, proxies will be voted FOR the election of the nominees to the Board of Directors, FOR ratification of the appointment of Arthur Andersen LLP, and in accordance with the judgment of the persons named in the proxy on such other matters as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

Form 10-K

   Shareholders may obtain, without charge, a copy of Dynegy's 1999 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. For copies, please contact the Investor Relations Department at Dynegy's principal executive office address: Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, Texas 77002. The Form 10-K is also available to the public at the Commission's website at www.sec.gov.

DATED: March 31, 2000

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding beneficial ownership of the capital stock of Dynegy as of March 29, 2000, by (i) each person who is known by Dynegy to own beneficially 5% or more of Dynegy's capital stock, (ii) each director or nominee for director of Dynegy, (iii) each executive officer of Dynegy named in the Summary Compensation Table, and
(iv) all directors and executive officers of Dynegy as a group. Share amounts and percentages shown for each individual or group in the table are adjusted to give effect to the exercise of all options and warrants exercisable by such individual or group within 60 days of March 29, 2000. Assuming the conversion of shares of Series A preferred stock into Class A common stock, no holder of Series A preferred stock would beneficially own 5% or more of the Class A common stock.

                                          Number of Shares(1)
                                       -------------------------   Percent of
                                         Class A      Class B        Class A
                                       Common Stock Common Stock Common Stock(2)
                                       ------------ ------------ ---------------
Chevron Corporation(3)...............          --    40,521,250       28.9(3)
 Chevron USA Inc.
 575 Market Street
 San Francisco, CA 94104

Fidelity Management & Research
 Company(4)..........................   9,026,450            --        9.0
 82 Devonshire
 Boston, MA 02109

C.L. Watson(5).......................   6,544,128            --        6.4

Stephen W. Bergstrom(6)..............   1,668,542            --        1.7

John U. Clarke(7)....................     154,824            --          *

Matthew K. Schatzman(8)..............     278,380            --          *

Kenneth E. Randolph(9)...............     905,961            --          *

J. Joe Adorjan(10)...................       2,600            --          *

Charles E. Bayless(11)...............     221,150            --          *

Daniel D. Dienstbier.................       9,137            --          *

C. Steven McMillan(10)...............       2,600            --          *

Robert M. Powers(10).................       9,850            --          *

Sheli Z. Rosenberg(10)...............       1,000            --          *

Joe J. Stewart(10)...................       2,500            --          *

J. Otis Winters......................      11,202            --          *

Darald W. Callahan...................          --            --          *

Richard H. Matzke....................          --            --          *

Patricia A. Woertz...................          --            --          *

Executive Officers and Directors of
 Dynegy as a Group
 (16 persons)(5)(6)(7)(8)(9)(10)(11)..  9,811,874            --        9.6

--------
  * Less than 1%.
 (1) Unless otherwise noted, each of the persons has sole voting and investment power with respect to the shares reported.
 (2) Based upon 99,889,378 shares of Class A common stock and 40,521,250 shares of Class B common stock outstanding at March 29, 2000.
 (3) The shares are held of record by Chevron USA Inc. Chevron Corporation beneficially owns 100% of the capital stock of Chevron USA. Consequently, Chevron Corporation may be deemed to beneficially own all of the shares of Class B common stock owned of record by Chevron USA. Percent of Class A common stock beneficially owned assumes conversion of Class B common stock for purposes of computing Chevron's beneficial ownership only.

 (4) According to its Form 13G for the year ended December 31, 1999. Advisor subsidiaries of Fidelity Management & Research Company have sole voting power for 770,590 shares and sole power to dispose or direct the disposition of 9,026,450 shares.
 (5) Includes 4,791,036 shares held of record by one or more partnerships, of which Mr. Watson and his wife are the sole shareholders of the corporate general partner and of which Mr. Watson (individually), his wife and certain trusts (the "Trusts") established by Mr. Watson for the benefit of his three children, of which Mr. Watson or his wife are the sole trustees, and a corporation, of which Mr. Watson and the Trusts are the sole shareholders, are the sole limited partners (the "Family Limited Partnership"). Mr. Watson may be deemed to beneficially own all of the shares of Class A common stock held by the Family Limited Partnership. The number of shares also includes 58,874 shares of Class A common stock that are owned by certain trusts established by Mr. Watson for the benefit of his wife, his three minor children and himself. Mr. Watson is the sole trustee of these trusts. Mr. Watson may be deemed to beneficially own all of the shares of Class A common stock held by such trusts. Also includes 1,694,218 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Watson that are exercisable within 60 days of March 29, 2000. The number of shares does not include approximately 2,943 shares of Class A common stock held by the Trustee of the Dynegy Inc. Profit Sharing/401(k) Savings Plan (the "401(k) Plan") as of February 29, 2000 for the account of Mr. Watson. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, Mr. Watson may elect to take cash in lieu of shares of Class A common stock held in his 401(k) Plan account upon termination of his employment.
 (6) Includes 400,588 shares of Class A common stock that are owned by trusts established by Mr. Bergstrom for the benefit of his two minor children. Mr. Bergstrom's father is the sole trustee of such trusts. Mr. Bergstrom disclaims beneficial ownership of all of the shares of Class A common stock held by such trusts. Also includes 315,984 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Bergstrom that are exercisable within 60 days of March 29, 2000. The number of shares does not include approximately 2,934 shares of Class A common stock held by the Trustee of Dynegy's 401(k) Plan as of February 29, 2000 for the account of Mr. Bergstrom. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, Mr. Bergstrom may elect to take cash in lieu of shares of Class A common stock held in his 401(k) Plan account upon termination of his employment.
 (7) Includes 152,754 shares of Class A common stock issuable upon the exercise of employee stock options that are exercisable within 60 days of March 29, 2000. The number of shares does not include approximately 1,613 shares of Class A common stock held by the Trustee of the 401(k) Plan as of February 29, 2000 for the account of Mr. Clarke. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, Mr. Clarke may elect to take cash in lieu of shares of Class A common stock held in his 401(k) Plan account upon termination of his employment.
 (8) Includes 278,380 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Schatzman that are exercisable within 60 days of March 29, 2000. The number of shares does not include approximately 2,834 shares of Class A common stock held by the Trustee of Dynegy's 401(k) Plan as of February 29, 2000 for the account of Mr. Schatzman. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, Mr. Schatzman may elect to take cash in lieu of shares of Class A common stock held in his 401(k) Plan account upon termination of his employment.
 (9) Includes 107,475 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Randolph that are exercisable within 60 days of March 29, 2000. The number of shares does not include approximately 2,848 shares of Class A common stock held by the Trustee of Dynegy's 401(k) Plan as of February 29, 2000 for the account of Mr. Randolph. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, Mr. Randolph may elect to take cash in lieu of shares of Class A common stock held in his 401(k) Plan account upon termination of his employment.
(10) Does not include approximately 441 stock units held by Mr. Adorjan, 1,035 stock units held by Mr. McMillan, 5,354 stock units held by Mr. Powers, 4,605 stock units held by Ms. Rosenberg or 1,761 stock units held by Mr. Stewart, respectively, through the Dynegy Deferred Compensation Plan for Certain Directors. Participants in the Director Deferred Compensation Plan receive cash equal to the number of stock units in their account times the last sales price of the Class A common stock on the last business day of the month preceding the termination of their service as a Director of Dynegy.
(11) Includes 214,700 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Bayless that are exercisable within 60 days of March 29, 2000. The number of shares does not include shares of common stock held by the Trustee of Illinova's 401(k) Plan for the account of Mr. Bayless. Participants in the 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, Mr. Bayless may elect to take cash in lieu of shares of Class A common stock held in his 401(k) Plan account upon termination of his employment.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

   Ten Class A common stock directors are to be elected at the annual meeting by the holders of Class A common stock and the holders of Series A preferred stock voting together as a single class. The affirmative vote of a majority of the votes of shares of Class A common stock and Series A preferred stock (as calculated for the Preferred Voting Right) represented in person or by proxy is required to elect a director. Under Illinois law and Dynegy's Articles of Incorporation and Bylaws, abstentions would have the effect of votes against the election of directors. Under Illinois law and Dynegy's Articles of Incorporation, holders of Class A common stock and Series A preferred stock (as calculated) are entitled to cumulate their votes in the election of the Class A common stock directors.

   All holders of Class A common stock will be entitled to 10 votes (the number of Class A common stock directors to be elected) for each of their shares for candidates nominated to serve as directors. Holders of Series A preferred stock will be entitled to 10 votes (the number of Class A common stock directors to be elected) for each Preferred Voting Right. Holders of Class A common stock and Series A preferred stock may cast their votes equally for all candidates or may cast all of their votes for any one candidate whose name has been placed in nomination prior to the voting, or distribute their votes among two or more candidates in such proportion as they desire.

   Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the nominees listed below equally or cumulatively as proxies may determine. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the annual meeting, the persons appointed in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

   Under Dynegy's Articles of Incorporation, Chevron, the sole holder of Class B common stock, is entitled to nominate and vote as a single class for three nominees to the Board of Directors.

   Each of the ten nominees for Class A common stock director and each of the three nominees for Class B common stock director is currently a director of Dynegy. The following table sets forth information regarding the names, ages and principal occupations of the current directors and/or nominees, other directorships held by them in certain companies and, if applicable, the length of their continuous service as a director of Dynegy.

                                                                     Age as
    Directors and/or                                                   of   Director
        Nominees           Principal Occupation and Directorships    4/1/00  Since
    ----------------     ------------------------------------------- ------ --------
Class A Common Stock
 Directors
C.L. Watson............. Chairman of the Board and Chief Executive     50     1995
                         Officer of Dynegy; Director of Baker Hughes
                         Incorporated
Stephen W. Bergstrom.... President and Chief Operating Officer of      42     1995
                         Dynegy
John U. Clarke(1)....... Executive Vice President and Principal        47     1998
                         Financial Officer of Dynegy
J. Joe Adorjan.......... Chairman of Adven Capital Partners LLC,       61     2000
                         Partner, Stonington Partners, Inc.,
                         Director of The Earthgrains Company and
                         Hussman International Corporation.
Charles E. Bayless...... Retired Chairman and Chief Executive          57     2000
                         Officer of Illinova Corporation and
                         Illinois Power, Director of Trigen Energy
                         Corporation
Daniel L. Dienstbier.... Private Investments                           59     1995
C. Steven McMillan...... President and Chief Executive Officer of      54     2000
                         Sara Lee Corporation
Robert M. Powers........ Retired President of A.E. Staley              68     2000
                         Manufacturing Company
Sheli Z. Rosenberg...... President and Chief Operating Officer of      58     2000
                         Equity Group Investments, Inc.; Director of
                         Anixter International, Inc.; Capital Trust,
                         CVS Corporation, Danka Business Systems
                         PLC, Equity Office Properties Trust, Equity
                         Residential Properties Trust and
                         Manufactured Home Communities, Inc.
Joe J. Stewart.......... Retired President of BWX Technologies, Inc.   62     2000
                         and Retired Executive Vice President of
                         McDermott International, Inc.
J. Otis Winters......... Chairman, The PWS Group, Inc. (consulting     67     1993
                         firm); Director of AMFM Inc., Panja
                         Corporation and Triton Energy Corporation

Class B Common Stock
 Directors
Darald W. Callahan...... President of Chevron Chemical Co. LLC         57     1996
Richard H. Matzke....... Vice Chairman of the Board of Chevron         63     2000
                         Corporation
Patricia A. Woertz...... Vice President of Chevron Corporation and     47     1998
                         President of Chevron Products Company

--------
(1) Mr. Clarke is an Advisory Director. Dynegy's Bylaws provide for an Advisory Director who is entitled to attend all meetings of the Board but may not vote on any matters before the Board.

   In addition to the principal occupations and directorships of the directors described above, the named nominees were engaged or are engaged (as applicable) in the past five years in the principal occupations set forth below.

   C.L. Watson serves as Chairman of the Board, Chief Executive Officer and a Director of Dynegy. He also served as President of Dynegy from March 1995 to December 1996. Mr. Watson served as Chairman and as a member of the Natural Gas Clearinghouse Management Committee from May 1989 through March 1995, and as Chief Executive Officer and President of Natural Gas Clearinghouse from September 1985 through March 1995. Mr. Watson also serves as a member of the Board of Directors of Baker Hughes Incorporated.

   Stephen W. Bergstrom was promoted to President and Chief Operating Officer of Dynegy in August 1999. He has also served as a Director of Dynegy and as President and Chief Operating Officer of Dynegy Marketing and Trade (f/k/a Natural Gas Clearinghouse) since March 1995. He served as Executive Vice President of Natural Gas Clearinghouse and a member of the Natural Gas Clearinghouse Management Committee from May 1989 through March 1995. In addition, Mr. Bergstrom served as Senior Vice President, Gas Marketing and Supply, of Natural Gas Clearinghouse from May 1987 through May 1990, and as Vice President, Gas Supply, of Natural Gas Clearinghouse from July 1986 through May 1987.

   John U. Clarke has served as Executive Vice President of Dynegy since October 1999. He joined Dynegy in April 1997 as Senior Vice President and Chief Financial Officer and serves as Dynegy's principal financial officer. Mr. Clarke is also an Advisory Director of Dynegy. Prior to joining Dynegy, Mr. Clarke was a managing director and co-head of a specialty energy practice group with Simmons & Company International, an investment-banking firm for approximately one year. He previously had served as President of Concept Capital Group, Inc., a financial advisory firm formed by Mr. Clarke in May 1995. Mr. Clarke was Executive Vice President and Chief Financial and Administrative Officer with Cabot Oil & Gas Corporation from August 1993 to February 1995, and worked for Transco Energy Company from April 1981 to May 1993, last serving as Senior Vice President and Chief Financial Officer. Mr. Clarke began his career with Tenneco Inc. in January 1978.

   J. Joe Adorjan has served as Chairman of ADVEN Capital Partners, LLC, a private investment firm since November 1999. Mr. Adorjan has also been a partner of Stonington Partners, Inc., a private investment firm, since November 1999. He was Chairman and Chief Executive Officer of Borg-Warner Security Corporation, Chicago, Illinois, from 1995 to October 1999 and President of Emerson Electric Company from 1993 to 1995. Prior to that, Mr. Adorjan was Chairman and Chief Executive Officer of ESCO Electronics Corporation. Mr. Adorjan served as a Director of Illinova from 1994 until the closing of the merger in February 2000. He is also a Director of The Earthgrains Company, an international baking company, and Hussmann International Corporation, a manufacturer of refrigeration products.

   Charles E. Bayless served as Chairman of Illinova and Illinois Power, from August 1998 until his retirement in December 1999. Mr. Bayless served as Chief Executive Officer of Illinova since July 1998, and President of Illinois Power from July 1998 until September 1999. He was Chairman, President and Chief Executive Officer of Tucson Electric Power from 1992 to 1998, President and Chief Executive Officer from 1990 to 1992, and Senior Vice President and Chief Financial Officer from 1989 to 1990. Mr. Bayless served as a Director of Illinova from 1998 until the closing of the merger in February 2000. He is a Director of Trigen Energy Corporation, a heating and cooling company.

   C. Steven McMillan serves as President, Chief Executive Officer and Director of Sara Lee Corporation, Chicago, Illinois, a global packaged food and consumer products company. He was promoted to this position in 1997. Prior to that, Mr. McMillan was Executive Vice President from 1993 to 1997 and Senior Vice President-Strategy Development from 1986 to 1993. Mr. McMillan served as a Director of Illinova from 1996 until the closing of the merger in February 2000. He is also a Director of Pharmacia and Upjohn, pharmaceutical corporations.

   Robert M. Powers served as President and Chief Executive Officer of A.E. Staley Manufacturing Company in Decatur, Illinois, a processor of grain oil seeds from 1980 until his retirement in December 1998. Mr. Powers served as a Director of Illinova from 1984 until the closing of the merger in February 2000. He is also a Director of A.E. Staley Manufacturing Company.

   Sheli Z. Rosenberg has served as Vice Chairman since 2000 and has served as Chief Executive Officer since 1999, President and Chief Executive Officer since 1994 and General Counsel 1980 to 1994 of Equity Group Investments, LLC, Chicago, Illinois, a privately held business conglomerate holding controlling interests in seven publicly traded corporations involved in basic manufacturing, radio stations, retail, insurance, and real estate.

Ms. Rosenberg served as a Director of Illinova from 1997 until the closing of the merger in February 2000. She is also a Director of Anixter International, Inc., Capital Trust, CVS Corporation, Danka Business Systems PLC, Equity Office Properties Trust, Equity Residential Properties Trust and Manufactured Home Communities, Inc.

   Joe. J. Stewart served as President of BWX Technologies, Inc., Lynchburg, Virginia, and Executive Vice President of McDermott International, Inc., New Orleans, Louisiana, a diversified energy and environmental equipment and services company from 1995 until his retirement in 1998. He was President and Chief Operating Officer of The Babcock & Wilcox Company and Executive Vice President of McDermott International, Inc., from 1993 to 1995 and Executive Vice President of the Power Generation Group of The Babcock & Wilcox Company from 1987 to 1993. Mr. Stewart served as a Director of Illinova from 1998 until the closing of the merger in February 2000.

   Darald W. Callahan was named President of Chevron Chemical Co. LLC, a subsidiary of Chevron, in February 1999. He served as Senior Vice President of Chevron Chemical Co. LLC from October 1991 through January 1999, and served as President of Warren Petroleum Company, an unincorporated division of Chevron, from December 1987 through September 1991. Mr. Callahan has been employed by Chevron Corporation and its affiliates since 1964.

   Richard H. Matzke was elected as one of two Vice Chairmen of the Board of Directors of Chevron Corporation in January 2000. He was elected a member of Chevron's Board of Directors in March 1997. From November 1989 through December 1999, Mr. Matzke served as President of Chevron Overseas Petroleum Inc., where he was responsible for directing Chevron's oil exploration and production activities outside of North America. Mr. Matzke has been employed by Chevron Corporation and its predecessors and affiliates since 1961. He is chairman of the board of directors of the United States-Kazakhstan Business Association; a member of the United States-Russia Business Council, and the Business Council for International Understanding and vice chairman of the United States-Azerbaijan Chamber of Commerce. He serves on the board of trustees of The Africa America Institute, and the Advisory Board of the Center for Strategic and International Studies (CSIS). He is also a member of the Council on Foreign Relations, the American Institute of Professional Geologists, the American Association of Petroleum Geologists, the World Affairs Council of Northern California and the Commonwealth Club of California.

   Patricia A. Woertz has served as President of Chevron Products Company, a subsidiary of Chevron, and Vice President of Chevron since November 1998. She served as President of Chevron International Oil Company and Vice President of Logistics and Trading for Chevron Products Company from January 1996 to November 1998. Ms. Woertz served as President of Chevron Canada Limited from October 1993 through December 1995. Prior thereto, she served as Chevron Corporation's Strategic Planning Manager from 1991 through September 1993. Ms. Woertz has been employed by Chevron Corporation and its predecessors and affiliates since 1977. She also serves on the Board of Directors of the Western States Petroleum Association.

   Daniel L. Dienstbier has over thirty years of experience in the oil and gas industry. He served as President and Chief Operating Officer of American Oil & Gas Corp. from October 1993 through July 1994, President and Chief Operating Officer of Arkla, Inc. from July 1992 through October 1993, and President of Jule, Inc., a private company involved in energy consulting and joint venture investments in the pipeline, gathering and exploration and production industries, from February 1991 through June 1992. Prior thereto, Mr. Dienstbier served as President and Chief Executive Officer of Dyco Petroleum Corp., and Executive Vice President of Diversified Energy from February 1989 through February 1991. In addition, he served as President of the Gas Pipeline Group of Enron Corp. from July 1984 through July 1988. Presently, Mr. Dienstbier is pursuing private investments. Mr. Dienstbier also serves as a member of the Board of Directors of Lariat Petroleum Incorporated, a privately held oil and gas exploration company based in Tulsa, Oklahoma. In the past, Mr. Dienstbier has served as a member on the Board of Directors of several public companies, including American Oil & Gas Corp., Arkla, Inc., Enron Corp., and Midwest Resources.

   J. Otis Winters is a co-founder and Chairman of The PWS Group, Inc. (formerly known as Pate, Winters & Stone, Inc.), a consulting firm, and has served in such position since 1990. Mr. Winters was formerly Executive Vice President and Director of the Williams Companies, and Executive Vice President and Director of the First National Bank of Tulsa. Mr. Winters also serves as a Director of AMFM Inc., an operator of radio stations, Panja Corporation, a manufacturer of control devices, and Triton Energy Corporation, an international oil and gas exploration company.

   The Board of Directors recommends that shareholders vote "FOR" the election of the nominees to the Board of Directors.

Directors' Meetings and Committees of the Board of Directors

   During 1999, the Board of Directors of Dynegy Holdings held four meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which he has been a director) and the total number of meetings held by all committees of the Board on which he served (during the periods that he served). During 1999, the Board of Directors of Dynegy Holdings had the following committees:

   Executive Committee. During 1999, the Executive Committee was comprised of Messrs. Watson, Stephen J. Brandon (BG designee), Jeffrey M. Lipton (NOVA designee) and Peter R. Robertson (Chevron designee). The committee met four times during 1999. The Executive Committee has been delegated the authority to approve any actions that the Board of Directors could approve, except to the extent restricted by law, Dynegy's Articles of Incorporation or Dynegy's Bylaws. This committee is also responsible for maintaining an effective working relationship between the Board of Directors and management of Dynegy. Prior to the merger, the Executive Committee was also responsible for recommending to the Board of Directors nominees for election or appointment to the Board of Directors of Dynegy.

   Nominations Committee. Dynegy did not have a standing nominations committee during 1999. Effective with the consummation of the merger, a Nominations Committee of the Board of Directors was established. The Nominations Committee, which is currently comprised of Messrs. Bayless, McMillan and Winters, was responsible for nominating the Class A common stock directors.

   Audit Committee. During 1999, the Audit Committee, which was comprised of Messrs. Dienstbier and Winters, met five times. The Audit Committee is responsible for meeting with the auditors, internal auditors and senior executives of Dynegy to review and inquire into matters affecting the financial reporting of Dynegy and recommending to the Board of Directors the auditors to be recommended for appointment at the annual shareholders meeting.

   Finance Committee. During 1999, the Finance Committee, was comprised of Messrs. Bergstrom, Clarke, Terence A. Poole (NOVA designee), Winters, P. Nicholas Woollacott (BG designee) and Ms. Woertz. The Finance Committee, which met four times during 1999, is responsible for meeting with management of Dynegy to review the financing plans and objectives of Dynegy, Dynegy's annual Securities and Exchange Act filings and all prospectuses and other offering memoranda of Dynegy.

   Compensation and Human Resources Committee. During 1999, the Compensation and Human Resources Committee (the "Compensation Committee"), was comprised of Messrs. Dienstbier, Callahan, Jack S. Mustoe (NOVA designee), Stanley I. Rubenfeld (BG designee) and Bergstrom. The committee met five times during 1999. The Compensation Committee reviews recommendations for the appointment of persons to senior executive positions; reviews and approves corporation compensation and benefits strategy; determines terms of employment and compensation for senior executives; and is responsible for the proper and orderly administration of Dynegy's retirement and savings plan (other than matters relating to the funding and investment of the plan's trust funds). This committee is also responsible for setting the compensation of the Board of Directors.

   Options Committee. During 1999, the Options Committee, which was comprised of Messrs. Dienstbier and Winters, met one time. The Options Committee is responsible for approving awards under all of Dynegy's stock option and long-term incentive plans.

   Risk and Environment Committee. During 1999, the Risk and Environment Committee, which was comprised of Messrs. Dienstbier, Callahan, Rubenfeld and Mustoe, met two times. The Risk and Environment Committee is responsible for overseeing Dynegy's environmental and occupational health and safety practices.

   Following the merger, Dynegy currently has the following standing Committees of the Board of Directors: Executive Committee, Finance Committee, Compensation Committee, Audit Committee; Risk and Environment Committee, Nominations Committee and Options Committee.

Compensation of Directors

   During 1999, each non-employee director of Dynegy was paid an annual retainer of $22,000 plus $1,250 per board or committee meeting attended. Effective with the merger, each non-employee director of Dynegy will be paid an annual retainer of $25,000 per year plus $1,500 per board or committee meeting attended. In addition, each non-employee director is entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Dynegy Board of Directors or committees thereof. During 1999, each non-employee director also had the option to receive shares of common stock, in lieu of cash, in payment of their annual retainer and meeting fees pursuant to the terms of the Dynegy Inc. Non-Employee Director Compensation Plan. Each director of Dynegy, other than Messrs. Watson, Bergstrom and Clarke, is a non-employee director for purposes of such plan. During 1999, the annual retainer and meeting fees payable to the BG and Chevron employee representatives on the Dynegy Board of Directors were paid directly to BG and Chevron, respectively. Effective with the merger, each non-employee director will also have the option to defer any cash they receive in payment of their annual retainer and meeting fees pursuant to the terms of the Dynegy Deferred Compensation Plan for Certain Directors.

   During 1999, in addition to the annual retainer and board or committee fees described above, the Chairman of the Audit Committee and the Chairman of the Compensation Committee were each paid an annual retainer of $16,000, as well as a committee meeting fee of $3,000 for each meeting of the Audit Committee and Compensation Committee that they chaired. Messrs. Winters and Dienstbier were the respective chairmen of the Audit Committee and Compensation Committee during 1999. Effective with the merger, all Committee Chairmen will be paid a retainer of $5,000 per year and committee meeting fees of $1,500 for each Committee meeting they chair.

   Effective with their election at the annual meeting, all non-employee directors of Dynegy will receive options to purchase 3,000 shares of Class A common stock with an exercise price equal to the market value of such stock on the day of the annual meeting. Dynegy intends to make annual option grants a part of its non-employee director compensation package.

   During 1999, certain Dynegy Directors received special bonuses for their work on the process committee of the Dynegy Board of Directors prior to and after the signing of the Illinova merger agreement. J. Otis Winters and Daniel Dienstbier were the only independent members of the process committee. The process committee spearheaded Dynegy's efforts in the negotiation of the Illinova merger agreement as well as Dynegy's dealings with its investment bankers and other advisors. In recognition of their efforts, Dynegy paid Mr. Winters, the chairman of the process committee, a special bonus of $43,200 in July 1999, and Dynegy paid Mr. Dienstbier a special bonus of $30,000 in August 1999.

Certain Transactions and Other Matters

   For a description of certain transactions with management and others, certain business relationships, indebtedness of management and compliance with
Section 16(a) of the Securities Exchange Act of Securities Exchange Act of 1934, see "Executive Compensation--Employment Agreements," "Certain Relationships and Related Transactions," "Indebtedness of Management" and "Section 16(a) Beneficial Ownership Reporting Compliance."

EXECUTIVE COMPENSATION

   The following table sets forth certain information regarding the compensation earned by the individual who serves as Dynegy's Chief Executive Officer and the four most highly compensated executive officers of Dynegy at the end of 1999 (the "Named Executive Officers") in combined salary and bonus earned in 1999, as well as amounts earned by or awarded to such individuals for services rendered in all capacities to Dynegy during 1998 and 1997.

                          SUMMARY COMPENSATION TABLE

                                                                           Long Term
                                                                          Compensation
                                    Annual Compensation                      Awards
                        ----------------------------------------------- ----------------
                                                                             Shares
                        Fiscal                           Other Annual      Underlying       All Other
   Name and Position     Year    Salary   Cash Bonus    Compensation(1) Stock Options(2) Compensation(3)
   -----------------    ------ ---------- ----------    --------------- ---------------- ---------------
Charles L. Watson......  1999  $1,029,501 $4,300,000(4)        --          1,151,617        $ 18,000
 Chairman of the Board   1998  $  999,000 $  604,000(4)        --            147,030        $ 20,000
  and Chief
 Executive Officer of    1997  $  856,359 $  500,000(4)        --            128,893        $ 22,463
  Dynegy Inc.

Stephen W. Bergstrom...  1999  $  652,080 $1,770,000(4)        --            713,253        $ 18,000
 President and Chief     1998  $  600,000 $  600,000(4)        --            204,462        $ 20,000
  Operating
 Officer of Dynegy Inc.  1997  $  409,992 $  350,000(4)        --             67,737        $ 16,000

John U. Clarke.........  1999  $  326,040 $  695,000(4)        --            237,977        $ 23,000
 Executive Vice          1998  $  300,000 $  255,000(4)        --            166,231        $ 25,000
  President and
 Principal Financial     1997  $  183,178 $  100,000(4)        --             55,152        $264,834
 Officer of Dynegy Inc.

Matthew K. Schatzman...  1999  $  297,630 $  490,000(4)        --            169,639        $ 18,000
 Senior Vice President   1998  $  237,495 $  331,500           --            178,495        $ 10,000
  of Dynegy
 Inc. and President,     1997  $  169,964 $   65,000           --             18,813        $  8,498
 Energy Trading of
 Dynegy Marketing and
 Trade

Kenneth E. Randolph....  1999  $  271,630 $  420,000(4)        --            148,024        $ 22,284
 General Counsel and     1998  $  263,758 $  175,000(4)        --             73,824        $ 25,000
 Secretary of Dynegy     1997  $  250,008 $  135,000(4)        --             28,227        $ 21,000
  Inc.

--------
(1) Includes "Perquisites and Other Personal Benefits" if value is greater than the lesser of $50,000 or 10% of reported salary and bonus. No Named Executive Officer received perquisites that exceeded the threshold amount.
(2) Number of shares underlying options does not reflect .69 merger conversion ratio. Includes awards of options that were granted 11/19/99 contingent on the closing of the merger and execution of new employment agreements. See "--Employment Agreements."
(3) During 1999, 1998, and 1997, respectively, Messrs. Watson, Bergstrom, Clarke, Schatzman and Randolph received Company contributions to their respective savings plan accounts of $18,000, $18,000, $18,000, $18,000 and $18,000, respectively; $20,000, $20,000, $20,000, $10,000 and $20,000,
    respectively; and $16,000, $16,000, $14,834, $8,498 and $13,819,
    respectively. In 1999, life insurance premiums of $5,000 and $4,284 were paid on behalf of Messrs. Clarke and Randolph, respectively. In 1998, life insurance premiums of $5,000 and $5,000 were paid on behalf of Messrs. Clarke and Randolph, respectively. In 1997, life insurance premiums of $6,463 and $5,000 were paid on behalf of Messrs. Watson and Randolph, respectively. Amount shown for Mr. Clarke in 1997 includes a $250,000 sign on bonus.
(4) During 1999, each of the Named Executive Officers, except Mr. Schatzman, was party to an employment agreement with Dynegy. Bonus awards for 1999, 1998 and 1997, which were paid in 2000, 1999 and 1998, respectively, were determined under the terms of Dynegy's Incentive Compensation Plan, subject to the minimum guaranteed bonus provisions of such employment agreements. See "--Employment Agreements." The bonus shown for 1999 for Mr. Watson includes Mr. Watson's 1999 bonus award of $2,300,000 and $2,000,000 of an additional $2,500,000 discretionary bonus awarded in recognition of Mr. Watson's efforts in connection with the merger. Of the $2,500,000 discretionary bonus award, $2,000,000 was paid in February 2000 as an additional bonus award for 1999 and the remaining $500,000 is payable in February 2001. The bonus amounts shown for 1997 for Messrs. Schatzman and Randolph also include a bonus amount of $15,000 and $35,000, respectively, that related to bonuses that were approved by the Board of Directors in 1996 to be paid in 1997 to certain employees who were involved with the Chevron Combination, provided that such employees were employed by Dynegy on July 1, 1997.

Stock Option Grants

   The following table sets forth certain information with respect to stock option grants made to the Named Executive Officers during 1999 under the Dynegy Inc. Employee Equity Option Plan, the Dynegy Inc. Amended and Restated 1991 Stock Option Plan, the Dynegy Inc. 1999 Long Term Incentive Plan and/or the Dynegy Inc. 1998 U.K. Stock Option Plan. No stock appreciation rights were granted during 1999.

                                                                              Potential Realizable Value at
                                                                            Assumed Annual Rate of Stock Price
                                         Individual Grants                   Appreciation for Option Term(2)
                         -------------------------------------------------- ----------------------------------
                         Number of  % of Total
                         Securities Granted to           Market
                         Underlying Employees  Exercise Price on
                          Options   in Fiscal   Price     Date   Expiration
          Name            Granted      1999    $/Share  of Grant    Date        0%         5%          10%
          ----           ---------- ---------- -------- -------- ---------- ---------- ----------- -----------
Charles L. Watson.......  833,256     21.4%    $22.94    $22.94   11/19/09  $       -- $12,021,218 $30,464,256
                          318,361      8.3%    $ 5.664   $22.94   11/19/09  $5,500,004 $10,092,935 $17,139,422

Stephen W. Bergstrom....  301,246      7.8%    $22.94    $22.94   11/19/09  $       -- $ 4,346,016 $11,013,704
                          412,007     10.8%    $ 5.95    $22.94   11/19/09  $6,999,999 $13,068,038 $21,838,431

John U. Clarke..........  143,533      3.7%    $22.94    $22.94   11/19/09  $       -- $ 2,070,722 $ 5,217,638
                           94,444      2.5%    $ 2.028   $22.94   11/19/09  $1,975,013 $ 3,337,537 $ 5,427,933

Matthew K. Schatzman....   88,601      2.3%    $22.94    $22.94   11/19/09  $       -- $ 1,278,229 $ 3,329,297
                           81,038      2.1%    $ 5.664   $22.94   11/19/09  $1,400,012 $ 2,569,169 $ 4,362,803

Kenneth E. Randolph.....   93,034      2.4%    $22.94    $22.94   11/19/09  $       -- $ 1,342,183 $ 3,401,369
                           54,990      1.4%    $ 5.664   $22.94   11/19/09  $  950,007 $ 1,743,337 $ 2,960,469

--------
(1) Number of securities underlying options/exercise price does not reflect the .69 merger conversion ratio. Includes awards of options that were granted 11/19/99 contingent on the closing of the merger and the execution of new employment agreements. See "--Employment Agreements." Each of the Named Executive Officers is entitled to receive certain annual market value stock option grants during the term of their respective employment agreements. See "--Employment Agreements.".
(2) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of common stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore not intended to forecast possible future appreciation, if any, of the price of common stock.

Option Exercises and Year-End Value Table

   The following table sets forth for the Named Executive Officers, information regarding options held by them at December 31, 1999.

                                                  Number of Shares
                                               Underlying Unexercised     Value of Unexercised
                           Shares              Stock Options or Equity     In-the-Money Stock
                          Acquired             Options at 12/31/99(1)    Options at 12/31/99(2)
                         on Exercise  Value   ------------------------- -------------------------
          Name           of Options  Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Charles L. Watson.......      --        --     1,974,730    1,632,276   $40,357,832  $16,071,927
Stephen W. Bergstrom....      --        --       139,592    1,031,609   $ 1,208,468  $13,928,506
John U. Clarke..........      --        --        47,805      411,555   $   405,807  $ 5,086,664
Matthew K. Schatzman....      --        --       242,626      330,462   $ 4,425,201  $ 4,210,228
Kenneth E. Randolph.....      --        --        88,736      215,049   $   837,336  $ 2,152,241

--------
(1) Number of shares underlying options does not reflect the .69 merger conversion ratio. Certain unexercisable options held by each of the Named Executive Officers became fully vested and exercisable effective upon the closing of the merger on February 1, 2000. See "--Employment Agreements."
(2) Value based on the closing price of $24.3125 on the New York Stock Exchange--Composite Tape for Dynegy common stock on December 31, 1999.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires Dynegy's executive officers and directors, and persons who own more than 10% of a registered class of Dynegy's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish Dynegy with copies of all Section 16(a) forms they file. Based solely upon review of the copies of such forms furnished to Dynegy, or upon written representations that no Form 5s were required, Dynegy believes that all persons subject to these reporting requirements filed the required reports on a timely basis.

Indebtedness of Management

   No director, executive officer, nominee for election as a director or 5% shareholder was indebted to Dynegy for an amount exceeding $60,000 during 1999.

Employment Agreements

   C.L. Watson Employment Agreement. Mr. Watson's 1999 compensation was determined under the terms of a five-year employment agreement that was effective as of May 15, 1997, pursuant to which Dynegy agreed to employ Mr. Watson as Chairman and Chief Executive Officer of Dynegy. Mr. Watson's employment agreement entitled him to receive a base salary of $999,000, subject to increase as determined by the Board of Directors. Mr. Watson's employment agreement also entitled him to be a participant in the Dynegy Inc. Incentive Compensation Plan, the Dynegy Inc. Deferred Compensation Plan, the Employee Equity Option Plan and the Amended and Restated 1991 Stock Option Plan. Under the terms of his employment agreement, Mr. Watson was entitled to receive a guaranteed Incentive Compensation Plan bonus of at least $500,000 per year during the five-year term. Mr. Watson's employment agreement also provided that each year during the term of his agreement, he was entitled to receive market value stock option grants under the Amended and Restated 1991 Stock Option Plan with a five-year projected value of $1,500,000 (assuming a 15% annual growth rate in the price of Dynegy's common stock, which is now Class A common stock). Mr. Watson received options to purchase 500,000 shares of common stock with an exercise price of $22.94 per share and options to purchase 318,361 shares of common stock with an exercise price of $5.664 per share on November 19, 1999. For further information, see "--Stock Option Grants."

   Effective upon the closing of the merger on February 1, 2000, Dynegy Marketing and Trade, a wholly-owned subsidiary of Dynegy entered into a new three-year employment agreement with Mr. Watson, pursuant to which Mr. Watson serves as Chairman and Chief Executive Officer of Dynegy. Mr. Watson's new employment agreement entitles him to a base salary of $1,500,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon certain financial or performance objectives, as a participant in the Incentive Compensation Plan. Mr. Watson was awarded a grant of options to purchase 333,256 shares of common stock with an exercise price of $22.94 per share on November 19, 1999, subject to the closing of the merger and the execution of his new employment agreement. Under the terms of the new employment agreement all options granted to Mr. Watson prior to November 1, 1999 became fully vested as of February 1, 2000. The employment agreement also contains non-compete provisions in the event of Mr. Watson's termination of employment.

   Stephen W. Bergstrom Employment Agreement. Mr. Bergstrom's 1999 compensation was determined under the terms of a three-year employment agreement with Stephen W. Bergstrom effective as of May 15, 1997, pursuant to which Dynegy agreed to employ Mr. Bergstrom as Senior Vice President of Dynegy and President and Chief Operating Officer of Dynegy Marketing and Trade. Mr. Bergstrom's employment agreement entitled him to receive a base salary of $600,000, subject to increase as determined by the Board of Directors. Mr. Bergstrom's employment agreement also entitled him to be a participant in the Incentive Compensation Plan, the Deferred Compensation Plan, the Employee Equity Option Plan and the Amended and Restated 1991 Stock Option Plan. Under the terms of his employment agreement, Mr. Bergstrom was entitled to receive a guaranteed

Incentive Compensation Plan bonus of at least $350,000 per year during the three-year term. As a participant in the Incentive Compensation Plan, he also had the annual opportunity to additional bonus amounts, dependent upon certain corporate financial and individual performance objectives. Mr. Bergstrom's employment agreement also provided that each year during the term of his agreement, he was to receive market value stock option grants under the Amended and Restated 1991 Stock Option Plan with a five-year projected value of $900,000 (assuming a 15% annual growth rate in the price of Dynegy's common stock, which is now Class A common stock). Mr. Bergstrom received options to purchase 150,623 shares of common stock with an exercise price of $22.94 per share and options to purchase 294,291 shares of common stock with an exercise price of $5.95 per share on November 19, 1999. see "--Stock Option Grants."

   Effective upon the closing of the merger on February 1, 2000, Dynegy Marketing and Trade entered into a new four-year employment agreement with Mr. Bergstrom, pursuant to which Mr. Bergstrom serves as President and Chief Operating Officer of Dynegy. Mr. Bergstrom's new employment agreement entitles him to a base salary of $850,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon certain financial or performance objectives, as a participant in the Incentive Compensation Plan. On November 19, 1999, subject to the closing of the merger and the execution of his new employment agreement, Mr. Bergstrom was awarded grants of options to purchase 150,623 shares of common stock at an exercise price of $22.94 per share and, as a signing bonus, a grant of options to purchase 117,716 shares of common stock at an exercise price of $5.95 per share. Under the terms of the new employment agreement, all options granted to Mr. Bergstrom prior to November 1, 1999 became fully vested as of February 1, 2000. The employment agreement also contains non-compete provisions in the event of Mr. Bergstrom's termination of employment.

   John U. Clarke Employment Agreement. Mr. Clarke's 1999 compensation was determined under the terms of a five-year employment agreement with John U. Clarke effective April 22, 1997, as amended December 11, 1998, pursuant to which Dynegy agreed to employ Mr. Clarke as Senior Vice President and Chief Financial Officer. Mr. Clarke's employment agreement entitled him to receive a base salary of $250,000, subject to increase as determined by the Board of Directors. Mr. Clarke was also entitled to receive a guaranteed bonus of $100,000 per annum during the term of his employment agreement. As a participant in the Incentive Compensation Plan, Mr. Clarke also had the annual opportunity to earn additional bonus amounts dependent upon certain corporate financial and individual performance objectives. In addition, Mr. Clarke was entitled to participate in the Deferred Compensation Plan, Alternative Benefits for Senior Executives Plan, the Employee Equity Option Plan and the Amended and Restated 1991 Stock Option Plan. In addition, Mr. Clarke's employment agreement provided that he is to receive market value stock option grants under the Amended and Restated 1991 Stock Option Plan during each year of his employment agreement with a five-year projected value of $250,000 (assuming a 15% annual growth rate in the price of Dynegy's common stock, which is now Class A common stock). Mr. Clarke received options to purchase 71,766 shares of common stock with an exercise price of $22.94 per share and options to purchase 58,579 shares of common stock with an exercise price of $2.028 per share on November 19, 1999. see "--Stock Option Grants."

   Effective upon the closing of the merger on February 1, 2000, Dynegy Marketing and Trade entered into a new four-year employment agreement, pursuant to which Mr. Clarke serves as Executive Vice President of Dynegy. Mr. Clarke's new employment agreement entitles him to a base salary of $450,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon certain financial or performance objectives, as a participant in the Incentive Compensation Plan. On November 19, 1999, subject to the closing of the merger and his execution of the new employment agreement, Mr. Clarke was awarded grants of options to purchase 71,767 and 35,865 shares of common stock with exercise prices of $22.94 and $2.028 per share, respectively. Mr. Clarke also received a cash signing bonus of $500,000 upon the closing of the merger. Under the terms of the new employment agreement, all options granted to Mr. Clarke prior to November 1, 1999 became fully vested as of February 1, 2000. Mr. Clarke's new employment agreement also provides that Dynegy will take such action as may be required to facilitate his election as a non-voting Advisory Director of Dynegy as provided for in Dynegy's Bylaws. The employment agreement contains non-compete provisions in the event of Mr. Clarke's termination of employment.

   Kenneth E. Randolph Employment Agreement. Mr. Randolph's 1999 compensation was determined under the terms of a three-year employment agreement with Kenneth E. Randolph effective January 1, 1997, pursuant to which Dynegy agreed to employ Mr. Randolph as Senior Vice President and General Counsel. Mr. Randolph's employment agreement entitled him to receive a base salary of $250,000, subject to increase as determined by the Board of Directors. Mr. Randolph was also entitled to receive a guaranteed bonus of $100,000 per annum during the term of his employment agreement. As a participant in the Incentive Compensation Plan, Mr. Randolph also had the annual opportunity to earn additional bonus amounts dependent upon certain corporate financial and individual performance objectives. In addition, Mr. Randolph was entitled to participate in the Deferred Compensation Plan, the Alternative Benefits for Senior Executives Plan, the Employee Equity Option Plan and the Amended and Restated 1991 Stock Option Plan. Mr. Randolph's employment agreement also provided that he was to receive market value stock option grants under the Amended and Restated 1991 Stock Option Plan during each year of his employment agreement with a five-year projected value of $375,000 (assuming a 15% annual growth rate in the price of Dynegy's common stock, which is now Class A common stock). Mr. Randolph received options to purchase 46,516 shares of common stock with an exercise price of $22.94 per share and options to purchase 40,519 shares of common stock with an exercise price of $5.664 per share on November 19, 1999. See "--Stock Option Grants."

   Effective upon the closing of the merger on February 1, 2000, Dynegy Marketing and Trade entered into a new two-year employment agreement with Mr. Randolph, pursuant to which Mr. Randolph serves as General Counsel of Dynegy. Mr. Randolph's new employment agreement entitles him to a base salary of $350,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon certain financial or performance objectives, as a participant in the Incentive Compensation Plan. On November 19, 1999, subject to the closing of the merger and his execution of the new employment agreement, Mr. Randolph was awarded grants of options to purchase 46,518 and 14,471 shares of common stock with exercise prices of $22.94 and $5.664 per share, respectively. Mr. Randolph also received a cash signing bonus of $100,000 upon the closing of the merger. Under the terms of the new employment agreement, all options granted to Mr. Randolph prior to November 1, 1999 became fully vested as of February 1, 2000. The employment agreement contains non-compete provisions in the event of Mr. Randolph's termination of employment.

   Matthew K. Schatzman Employment Agreement. Mr. Schatzman did not have an employment agreement in effect during 1999. Mr. Schatzman was awarded grants of options to purchase 53,160 and 52,096 shares of common stock with exercise prices of $22.94 and $5.664 per share, respectively, on November 19, 1999. Effective upon the closing of the merger on February 1, 2000, Dynegy Marketing and Trade entered into a five-year employment agreement with Mr. Schatzman, pursuant to which Mr. Schatzman serves as Division President, Energy Trading of Dynegy Marketing and Trade. Mr. Schatzman's employment agreement entitles him to a base salary of $400,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon certain financial or performance objectives, as a participant in the Incentive Compensation Plan. On November 19, 1999, subject to the closing of the merger and his execution of an employment agreement, Mr. Schatzman was awarded grants of options to purchase 35,441 and 28,942 shares of common stock with exercise prices of $22.94 and $5.664 per share, respectively. Under the terms of the employment agreement, all options granted to Mr. Schatzman prior to November 1, 1999 became fully vested as of February 1, 2000. The employment agreement contains non-compete provisions in the event of Mr. Schatzman's termination of employment.

Certain Relationships and Related Transactions

   Compensation Committee/Options Committee Interlocks and Insider Participation. The Compensation Committee and the Options Committee of the Dynegy Board of Directors made decisions regarding compensation for executive officers in 1999. The base compensation, bonus amounts and certain stock option grants for 1999 for each of Messrs. Watson, Bergstrom, Clarke and Randolph were established pursuant to the terms of their respective employment agreements that were in effect during 1999. For further information, see "-- Employment Agreements."

   During 1999, the Dynegy Compensation Committee was comprised of the following directors: Messrs. Bergstrom, Callahan, Dienstbier, Mustoe and Rubenfeld. During 1999, the Options Committee was comprised of Messrs. Dienstbier and Winters. Messrs. Callahan, Dienstbier, Mustoe and Rubenfeld have never been officers or employees of Dynegy. Mr. Callahan serves as President of Chevron Chemical Co. LLC. Affiliates of each of NOVA, BG and Chevron were the three largest shareholders of Dynegy prior to the merger. Dynegy has engaged in various transactions with NOVA, BG and Chevron, and their respective affiliates, as described below.

   Business Relationships with NOVA. On January 26, 1998, NOVA Corporation and TransCanada Pipeline Limited announced an agreement to merge the companies. The merger was completed in July 1998. Immediately following the TransCanada merger, NOVA Corporation's petrochemical subsidiary NOVA, was spun off as a separate public company. The Dynegy common stock formerly owned by NOVA Corporation had been, and following the split continued to be, held by an indirect wholly owned subsidiary of NOVA. NOVA purchases large amounts of petroleum products, natural gas and NGLs as fuel or feedstock for its petrochemical operations. Further, NOVA engages in NGL extraction, transportation, storage, and marketing and related activities. In August 1998, Dynegy announced that NOVA had given notice of its intent to divest its approximate 26 percent ownership interest in Dynegy.

   Pursuant to the terms of the merger, NOVA reduced its ownership interest in Dynegy to below five percent.

   Business Relationships with BG plc and Centrica plc; Other BG plc and Centrica plc Gas Services Businesses. In February 1997, British Gas plc completed a demerger transaction, which created two separate publicly traded companies: BG plc ("BG plc") and Centrica plc ("Centrica"). BG plc is the parent corporation of BG Holding, which was the record-holder of Dynegy common stock prior to the merger. Centrica owns British Gas plc's former interests in the Accord Energy Limited joint venture with Dynegy. Various business relationships between BG, Centrica and Dynegy, together with BG's and Centrica's operations as major natural gas service companies, may present conflicts of interest as BG, Centrica and Dynegy each separately pursues business opportunities.

   Accord Joint Venture. Effective May 2, 1997, Centrica and Dynegy completed the restructuring of Accord in which certain stock interests in Accord were converted to participating preferred stock interests. Centrica and Dynegy currently own 75% and 25%, respectively, of the participating preferred stock of Accord. The participating preferred stock has (a) the right to receive cumulative dividends on a priority to other corporate distributions by Accord, and (b) limited voting rights. In addition, Centrica has the option to purchase Dynegy's participating preferred stock at any time after July 1, 2000, at a formula based price. As part of the reorganization, Centrica operates Accord while Dynegy obtained the right to market natural gas, gas liquids and crude oil in the United Kingdom, which occurs through its wholly-owned subsidiary Dynegy UK Limited.

   Pursuant to the terms of the merger, BG reduced its ownership interest in Dynegy to below five percent.

   Business Relationships with Chevron; Chevron's Other Businesses. Various business relationships between Chevron and Dynegy, together with Chevron's operations as a major vertically integrated energy company, may present conflicts of interest as Chevron and Dynegy each pursue business opportunities.

   Ancillary Agreements and Strategic Alliances Contemplated by the Chevron Combination. In connection with the August 1996 Chevron Combination, Dynegy and Chevron, or affiliates thereof, entered into certain supply, sales and service agreements pursuant to which, among other things, Dynegy has (i) the obligation to purchase and the right to market substantially all natural gas and natural gas liquids produced or controlled by Chevron in the United States (except Alaska) and to supply natural gas and natural gas liquids feedstock to Chevron refineries and Chevron Chemical plants in the United States, (ii) the right to participate in existing and future opportunities to provide electricity to United States facilities of Chevron and Chevron Chemical, as well as to purchase or market excess electricity generated by such facilities, and (iii) the right to process substantially all of Chevron's processable natural gas in those geographic areas where it is economically feasible for Dynegy to provide such service. During 1999, Dynegy purchased $1.8 billion of natural gas, natural gas liquids and crude oil produced or controlled by Chevron, and sold $974.5 million of natural gas, natural gas liquids and crude oil to Chevron refineries and Chevron Chemical plants in the United States.

   In 1996, Dynegy and Chevron formed Venice Gas Processing Company, a Texas limited partnership. Venice Gas was formed for the purpose of owning and operating the Venice Complex, located in Plaquemines Parish, Louisiana. In 1997, Venice Gas reorganized as a limited liability company changing its name to Venice Energy Services Company, L.L.C. In September 1997, Venice Energy members agreed to expand ownership in Venice Energy to include an affiliate of Shell Midstream Enterprises, a subsidiary of Shell Oil Company effective September 1, 1997, in exchange for Shell's commitment of certain offshore reserves to Venice Energy. In 1998, ownership in Venice Energy was again expanded to include Koch Energy Services Company, in exchange for their contribution of the cryogenic processing unit. At December 31, 1999, Dynegy's interest in Venice Energy approximated 22.9 percent. Dynegy operates the facility and has commercial responsibility for product distribution and sales.

   Other Chevron Business. Chevron Corporation, the parent company of Chevron, is a major vertically integrated oil and gas company, and is the sixth largest oil and gas company (by revenues) in the world. Chevron Corporation, through its subsidiaries, affiliates and joint ventures, is involved in exploration and production of oil and gas, gas gathering, gas and NGL transportation and storage, refining and distribution (wholesale and retail).

   Accordingly, Chevron's Corporation's present operation and its pursuit of additional gas services opportunities overlap with Dynegy's operations and strategy. There are no contractual limits on Chevron Corporation's ability to compete with Dynegy. Accordingly, conflicts of interest may arise between Chevron Corporation, and its affiliates, and Dynegy as they each pursue natural gas services business opportunities. These conflicts may be resolved in favor of Chevron Corporation.

   In connection with the merger, Dynegy and Chevron entered into a shareholders agreement which allows the Chevron-designated Class B common stock Directors to block certain corporate transactions. Chevron is Dynegy's largest shareholder and currently owns approximately 28.9 percent of the common stock of Dynegy.

Compensation Committee Report on Executive Compensation

   The Compensation Committee/Options Committee. The Compensation Committee of the Board of Directors is responsible for developing Dynegy's executive compensation philosophy. It is the duty of the Compensation Committee to administer the philosophy and its relationship with the compensation paid to the Chief Executive Officer and each of the other executive officers. During 1999, the Options Committee of the Board of Directors was responsible for approving awards under the Dynegy Employee Equity Option Plan, the Dynegy Amended and Restated 1991 Stock Option Plan, the Dynegy U.K. Stock Option Plan and the Dynegy 1999 Long-Term Incentive Plan. During 1999, the Compensation Committee met five times. The 1999 Compensation Committee was chaired by Daniel L. Dienstbier, an independent director, and was comprised of five members, including the Chairman. During 1999, the Options Committee met one time. During 1999, the Options Committee was comprised of Dynegy's two independent directors--Daniel L. Dienstbier, Chairman, and J. Otis Winters.

   The executive compensation philosophy at Dynegy is to reward the executive's performance that creates long-term shareholder value. Dynegy's executive compensation program was designed to help Dynegy attract, motivate and retain the executive resources that Dynegy needs in order to maximize its return to shareholders. Dynegy's goal is to provide its executives with a total compensation package that--at expected levels of performance--is above average compared with those provided to executives who hold comparable positions or have similar qualifications in other similarly situated organizations. Salary increases, annual incentive awards and long-term incentive grants are reviewed annually to ensure consistency with Dynegy's total compensation philosophy. Dynegy also seeks to encourage employee participation in stock ownership, thereby aligning employees' interests with those of stockholders and providing an incentive to increase shareholder value. To achieve this goal, Dynegy makes extensive use of stock option awards to executives, managers and key employees. Employee stock ownership is also accomplished through Company stock contributions to the 401(k) Plan.

   The Compensation Committee primarily compares Dynegy's executive compensation program to other national energy merchants of comparable size. The Compensation Committee also consults from time to time with outside consultants experienced in executive compensation, and, Dynegy also has access to and utilizes an extensive nationwide database that tracks pay trends for a broad industry index in which Dynegy competes for executives and senior management.

   During 1999, Dynegy's executive compensation program consisted of three main components: (1) base salary; (2) potential for an annual incentive award based on overall Company performance as well as individual performance; and
(3) the opportunity to earn stock-based incentives, which are intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. The second and third elements constitute the "at risk" portion of the compensation program.

   Base Salary. All decisions regarding base salary are made based upon individual performance as measured against pre-established individual objectives and competitive practice as measured by periodic compensation surveys. Base salaries are targeted at competitive levels when compared to an industry group that includes peer group companies, including those reflected in the performance graph, and general industry companies similar in size to Dynegy.

   Annual Incentive Awards. During 1999, Dynegy's mechanism for awarding annual bonuses to its executive officers was the corporate Incentive Compensation Plan. The Incentive Compensation Plan is used to provide incentive payments to all non-union salaried employees of Dynegy. The basis for the payment of annual bonuses under the Incentive Compensation Plan is a combination of attaining certain corporate and/or business unit performance goals recommended and approved by the Board of Directors (i.e., earnings per share, net income, cash-flow, return on capital employed) and personal performance.

   In 1999, Dynegy's financial results exceeded certain performance thresholds. An incentive fund was created which was consistent with Dynegy's pay for performance philosophy.

   Long-term Incentive Compensation. During 1999 Dynegy administered four stock option plans, the Employee Equity Option Plan, the Amended and Restated 1991 Stock Option Plan, the U.K. Stock Option Plan and the 1999 Long-Term Incentive Plan, for certain key employees, including executive officers. Dynegy's long-term incentive compensation is primarily based upon the grants of market value stock option awards pursuant to the Amended and Restated 1991 Stock Option Plan and the 1999 Long Term Incentive Plan. Such awards are consistent with the stock option awards made by similarly situated companies in Dynegy's industry who are aggressive in the use of stock option awards as a means of long-term compensation. During 1999, Dynegy also made additional restrictive grants of below-market value stock option awards pursuant to the Employee Equity Option Plan. Such awards are made to attract and retain key employees. Levels for stock option grants are established based on an employee's position and performance and are targeted to provide a total compensation package that, together with base salary and annual incentive awards, is above average. During 1999, the Options Committee was responsible for approving stock option awards. Stock option grants were awarded to all executive officers of Dynegy during 1999. Effective with the merger with Illinova on February 1, 2000, each of the four option plans described above were terminated, and a new plan, the Dynegy Inc. 2000 Long Term Incentive Plan, was adopted.

   Compensation of Chief Executive Officer; Employment Agreement. Mr. Watson entered into an employment agreement with Dynegy effective May 15, 1997, which provided Mr. Watson an initial annual base salary of $999,000, subject to increase. Under the terms of his employment agreement, Mr. Watson's base salary is increased at such times and in such amounts, if any, as may be determined by the Board of Directors. In addition to his base salary, Mr. Watson's employment agreement also provides for incentive compensation payments through Mr. Watson's participation in Dynegy's Incentive Compensation Plan, subject to a minimum guaranteed bonus of $500,000. Such payments are based on individual performance and the profitability of Dynegy. During 1999, Mr. Watson's base salary was increased to $1,060,000 from $999,000. Also during 1999, Mr. Watson received stock option awards in conjunction with Dynegy's option plan and discounted options in recognition of his leadership in concluding the merger.

   In determining Mr. Watson's base salary adjustment and annual incentive award for 1999, the Compensation Committee considered Mr. Watson's efforts in
(1) executing Dynegy's long-term business strategy, (2) the financial performance of Dynegy and (3) the merger.

   After consideration of these criteria and 1999 corporate performance, the Compensation Committee approved an annual incentive award of $4,800,000 for Mr. Watson, $2,300,000 based on 1999 performance and a discretionary bonus of $2,500,000 in recognition of Mr. Watson's efforts in connection with the merger. Of the $2,500,000 discretionary bonus, $2,000,000 was paid in February 2000 as an additional bonus for 1999 and the remaining $500,000 is payable in February 2001. Under the terms of his employment agreement, Mr. Watson is also entitled to receive, at a minimum each year during the term of his agreement, market value stock option grants under the Amended and Restated 1991 Stock Option Plan with a five-year projected value of $1,500,000 (assuming a 15% annual growth rate in the price of Dynegy's common stock, which is now Class A common stock). In November 1999, Mr. Watson received a grant of 500,000 options under the Amended and Restated 1991 Stock Option Plan, with an exercise price of $22.94 per share. In addition, Mr. Watson received a grant of 318,361 options under the Employee Equity Option Plan, with an exercise price of $5.664, equal to "in-the-money" value of $5,500,000. Of the 318,361 options awarded to Mr. Watson, 202,593 of the 318,361 vest 60% at the completion of Mr. Watson's three-year employment agreement with the remaining 40% of the 202,593 vesting five years from the date of grant pursuant to the terms of the Employee Equity Option Plan. The remaining 115,768 of the 318,361 options awarded to Mr. Watson also vest five years from the date of grant pursuant to the terms of the Employee Equity Option Plan.

   Effective with the February 1, 2000 closing of the merger, Mr. Watson entered into a new employment agreement with Dynegy Marketing and Trade, a wholly-owned subsidiary of Dynegy. See "--Employment Agreements."

   Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for certain compensation over $1,000,000 paid to Dynegy's Chief Executive Officer and four other most highly compensated executive officers, as reported in this Proxy Statement. Excluded from the limitation is compensation that is "performance based." For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by shareholders. Dynegy does not believe that
Section 162(m) applies to its corporate structure. However, in general, Dynegy believes that compensation relating to options granted under its market value Stock Option Plan should be excluded from the $1,000,000 limitation. Compensation relating to Dynegy's Incentive Compensation Plan does not currently qualify for exclusion from limitation, given the discretion that is provided to the Compensation Committee under such plans in determining the actual amount of such awards. The Committee believes that maintaining the discretion to evaluate the performance of Dynegy's management is an important part of its responsibilities and inures to the benefit of Dynegy's shareholders. The Committee, however, will continue to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

   All amounts paid or accrued during fiscal year 1999 under the above-described plans and programs are included in the preceding tables. The individuals who served as members of the Compensation Committee during 1999 are listed below. Except for Stephen W. Bergstrom, no member of the Dynegy Compensation Committee was an officer or employee of Dynegy, or any of its subsidiaries during 1999.

      Compensation and Human Resources Committee

            Daniel L. Dienstbier, Chairman
            Stanley I. Rubenfeld
            Darald W. Callahan
            Jack S. Mustoe
            Stephen W. Bergstrom

      Options Committee

            Daniel L. Dienstbier, Chairman
            J. Otis Winters

Shareholder Return Performance Presentation

   The performance graph shown on the following page was prepared by Standard & Poors Compustat, a division of McGraw-Hill, Inc., using data from the Standard & Poors Compustat Database for use in this Proxy Statement. As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

     1. One hundred dollars ($100) was invested in Common stock, the S&P 500 and the Peer Group (as defined below) on December 31, 1994.

     2. The returns of each component company in the Peer Group are weighed based on the market capitalization of such company at the beginning of the measurement period.

     3. Dividends are reinvested on the ex-dividend dates.

   Dynegy's Peer Group for fiscal year-ended December 31, 1999 is comprised of a weighted index of seven energy services companies: AES Corporation, Calpine Corporation, Duke Energy Corp., Enron Corp., Pacific Gas & Electric Company, Reliant Energy Incorporated, and Southern Co.; seven utilities: Allegheny Energy Inc., American Electric Power Corporation, Cinergy Corporation; Commonwealth Edison Corp., Dayton Power & Light Company, FirstEnergy Corp. and NiSource Inc.; and two midstream gas and natural gas liquids companies:
Mitchell Energy & Development Corporation and Western Gas Resources Inc. The results were weighted 65% energy services group, 20% utilities group and 15% midstream group to acknowledge Dynegy's evolution from a producer and a marketer of natural gas and natural gas liquids to an energy services company with an expanding presence in the BTU convergence market. Dynegy's previous Peer Group was comprised of a weighted index of five midstream gas and natural gas liquids companies: Aquila Gas Pipeline Corporation, KN Energy Inc., Mitchell Energy & Development Corporation, Western Gas Resources Inc. and MarkWest Hydrocarbon Inc. and five energy services companies: Duke Energy Corp., Enron Corp., Reliant Energy Incorporated, Pacific Gas & Electric Company and Southern Co. For fiscal year ended December 31, 1998, the results of the 1998 midstream group were weighted 85% and the results of the 1998 energy services group were weighted 15% to correspond with the historic correlation (85%) that Dynegy's stock price had had with liquids prices, yet acknowledge Dynegy's expanding presence in the BTU convergence market.

                              [CHART APPEARS HERE]

                           TOTAL SHAREHOLDER RETURNS

                             (Dividends Reinvested)

                                                   ANNUAL RETURN PERCENTAGE
                                                         Years Ending
                                              ----------------------------------
                                               Dec.   Dec.   Dec.   Dec.   Dec.
             Company Name/Index                 95     96     97     98     99
             ------------------               ------ ------ ------ ------ ------
Dynegy Inc................................... -15.02 162.80 -24.52 -37.27 122.88
S&P 500 Index................................  37.58  22.96  33.36  28.58  21.04
New Peer Group...............................  26.20   5.68  27.67   4.59  12.86
Old Peer Group...............................  14.71  22.75  26.50 -37.68  17.13

                                INDEXED RETURNS

                                                       INDEXED RETURNS
                                                         Year Ending
                                              ----------------------------------
                                       Base
                                      Period   Dec.   Dec.   Dec.   Dec.   Dec.
         Company Name/Index           Dec. 94   95     96     97     98     99
         ------------------           ------- ------ ------ ------ ------ ------
Dynegy Inc...........................   100    84.88 223.33 168.57 105.75 235.69
S&P 500 Index........................   100   137.58 169.17 225.60 290.08 351.12
New Peer Group.......................   100   126.20 133.37 170.28 178.09 200.99
Old Peer Group.......................   100   114.71 140.80 178.12 111.00 130.01

                                  PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors has appointed the firm of Arthur Andersen LLP as independent auditors of Dynegy for the fiscal year ending December 31, 2000, and recommends ratification by the shareholders of such appointment. Such ratification requires the affirmative vote of a majority of the shares of Class A common stock, Series A preferred stock and Class B common stock, voting together as a single class, present or represented by proxy and entitled to vote at the annual meeting. Under Illinois law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority has been achieved. The persons named in the accompanying proxy intend to vote for ratification of such appointment unless instructed otherwise on the proxy.

   In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. The Board of Directors may terminate the appointment of Arthur Andersen LLP as Dynegy's independent auditors without the approval of the shareholders of Dynegy whenever the Board of Directors deems such termination necessary or appropriate. A representative of Arthur Andersen LLP is expected to attend the annual meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

   The Board of Directors recommends that shareholders vote "FOR" ratification of the appointment of Arthur Andersen LLP as independent auditors.

                             SHAREHOLDER PROPOSALS

   Any shareholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at Dynegy's 2001 annual meeting of Shareholders must forward such proposal to the Secretary of Dynegy at the address indicated on the first page of this Proxy Statement so that the Secretary receives it no later than December 21, 2000.

                                 OTHER MATTERS

   The Board of Directors does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

                                          By Order of the Board of Directors,

                                          /s/ Kenneth E. Randolph
                                          -----------------------------------
                                          Kenneth E. Randolph
                                          General Counsel and Secretary

March 31, 2000

                                                    PROXY - CLASS A COMMON STOCK


                                  DYNEGY INC.
                          1000 LOUISIANA, SUITE 5800
                               HOUSTON, TX 77002

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNEGY INC.

   The undersigned hereby appoints C.L. Watson, Kenneth E. Randolph and John U. Clarke, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class A Common Stock of Dynegy Inc. held of record by the undersigned on March 29, 2000 at the Annual Meeting of Shareholders to be held at the Doubletree Hotel at Allen Center, LaSalle Ballroom, 400 Dallas Street, Houston, Texas, 77002 at 10:00 A.M. on Friday May 12, 2000, or any adjournment thereof.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                       (CONTINUED ON REVERSE SIDE)


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                                            Please mark
                                                            your votes as  [X]
                                                            indicated in
                                                            this example



1. Election of Directors

Insert your vote for nominees named below in the designated space provided. Directors will be elected by cumulative voting. Vote the number of shares owned or controlled by you multiplied by ten. This number of shares may be cast for any one nominee or may be distributed between nominees as you wish. Shareholders may withhold authority to vote for any nominee by entering zero in the space following the nominee's name.


       FOR all nominees                    WITHHOLD                 Nominees - Class A common stock         Votes
listed to the right, cumulative            AUTHORITY                1. C.L. Watson                            _____________________
  votes to be divided equally         for all ten nominees          2. Stephen W. Bergstrom                   _____________________
      between the nominees             listed to the left           3. J. Joe Adorjan                         _____________________
                                                                    4. Charles E. Bayless                     _____________________
            [_]                              [_]                    5. Daniel L. Dienstbier                   _____________________
                                                                    6. C. Steven McMillan                     _____________________
Note: The total number of votes you cast in the election of the     7. Robert M. Powers                       _____________________
directors should not exceed the number of shares shown              8. Sheli Z. Rosenberg                     _____________________
above times ten.                                                    9. Joe J. Stewart                         _____________________
                                                                    10. J. Otis Winters                       _____________________

2. Proposal to ratify the appointment of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending December 31, 2000.

                      FOR           AGAINST            ABSTAIN
                      [_]             [_]                [_]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.


              CHECK IF YOU PLAN TO ATTEND THE ANNUAL MEETING  [_]


Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:___________________________________________________, 2000


_____________________________________________________________
                   (SIGNATURE OF SHAREHOLDER)

_____________________________________________________________
                    (SIGNATURE OF SHAREHOLDER)


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